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                                                                      EXHIBIT 99

                                                   [PETROCORP LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE                                                 PETR-9705

                  PETROCORP COMPLETES GULF COAST ACQUISITION

        HOUSTON (July 16, 1997) - PetroCorp Incorporated (NASDAQ:PETR) today announced the acquisition of producing oil and gas properties in Louisiana and Alabama. The adjusted purchase price was $9.1 million as of the July 1, 1997 closing date. Proved reserves acquired in the transaction total approximately
6.0 Bcf of natural gas and 200,000 barrels of oil (1.2 million BOE).

        PetroCorp's net daily production during the first quarter of 1997 was 5,900 BOE/D. Net daily production from the newly acquired properties is approximately 820 BOE/D (3,700 Mcf of natural gas and 200 barrels of oil). Almost 75% of this volume is produced from the Miogyp formation in the Riceville Field in Vermilion Parish, Louisiana in which the company acquired a 13.5% working interest.

        Funding for the acquisition was provided through a new $50 million credit facility recently completed by PetroCorp with the Toronto-Dominion Bank and the Bank of Nova Scotia. Initial borrowing availability under this new facility was $25 million.

        On an unaudited pro forma basis, as though the transaction had occurred at the beginning of 1997, the acquired properties would have increased the company's first quarter 1997 revenues by $1.4 million (15%), net income by $0.3 million (36%), and cash flow by $1.1 million (19%).

        PetroCorp, a Houston-based company, explores, develops and acquires oil and gas properties in North America. The company operates principally in the states of Mississippi, Oklahoma, Texas, Louisiana, Kansas and Colorado and in the province of Alberta, Canada.


CONTACT:  Craig K. Townsend, Vice President - Finance, (281)875-2500.



                                                    16800 Greenspoint Park Drive
                                                    Suite 300, North Atrium
                                                    Houston, Texas  77060-2391
                                                    (281) 875-2500